UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2015

Bio-Matrix Scientific Group, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	0-32201	33-0824714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4700 Spring Street, St 304

La Mesa California, 91942

 (Address of Principal Executive Offices, Zip Code)

Company’s telephone number, including area code: (619) 702-1404

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 14, 2015 Regen Biopharma, Inc. , a majority owned subsidiary of Bio Matrix Scientific Group, inc., entered into a written employment agreement with Thomas Ichim whereby Thomas Ichim shall serve as Chief Scientific Officer of Regen Biopharma, Inc. (“Agreement”)

Pursuant to the Agreement, Thomas Ichim shall be paid salary at the rate of $10,000 per month, payable in cash or shares of Regen Biopharma, Inc. common stock. Thomas Ichim shall also receive 6,000,000 newly issued common shares of Regen Biopharma, Inc. which shall be subject to a vesting schedule. The term of the Agreement shall commence on January 14, 2015 and shall expire on January 13, 2018. Dr. Ichim had previously been serving as Chief Scientific Officer of Regen Biopharma, Inc. pursuant to a written agreement with Bio Matrix Scientific Group, Inc., the majority shareholder of Regen Biopharma, Inc. (“BMSN Agreement”). The BMSN Agreement has been terminated at the mutual consent of the parties.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

On January 14, 2015 Regen Biopharma, Inc. entered into a written employment agreement with Christine Ichim whereby Christine Ichim shall serve as Director of Molecular Therapeutics of Regen Biopharma, Inc. (“Christine Ichim Agreement”)

Pursuant to the Christine Ichim Agreement, Christine Ichim shall be paid salary at the rate of $6,000 per month, payable in cash or shares of Regen Biopharma, Inc. common stock. Christine Ichim shall also receive 2,500,000 newly issued common shares of Regen Biopharma, Inc. which shall be subject to a vesting schedule. The term of the Christine Ichim Agreement shall commence on January 14, 2015 and shall expire on January 13, 2018.

The foregoing description of the Christine Ichim Agreement is not complete and is qualified in its entirety by reference to the text of the Christine Ichim Agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated in this Item 1.01 by reference.

On October 1, 2014 Regen Biopharma, Inc. entered into an agreement to sublease approximately 2,320 square feet of office space from Entest Biomedical, Inc. Entest Biomedical Inc. is under common control with Regen Biopharma, Inc. as the Chairman and CEO of Regen Biopharma, Inc. also serves as the Chairman and CEO of Entest Biomedical, Inc. the sublease is on a month to month basis and rent payable to Entest Biomedical Inc. by Regen Biopharma, Inc. is equal to the rent payable to the lessor by Entest Biomedical Inc and is to be paid in at such time specified in accordance with the original lease agreement between Entest Biomedical Inc. and the lessor.

On January 20, 2015 the sublease was amended retroactive to January 1, 2015 as follows:

The rent payable to Entest BioMedical, Inc. by the subtenant is equal to Five Thousand Dollars per month ($5,000)and is to be paid in at such time specified in accordance with the original lease agreement between the Entest BioMedical, Inc. (“Entest”) and the lessor. All charges for utilities connected with premises which are to be paid under the master lease shall be paid by Regen Biopharma, Inc. for the term of this sublease to the extent that such charges exceed the difference between the rent payable to the lessor by Entest under the master lease and the rent payable to Entest by Regen Biopharma, Inc.

Item 8.01 Other Events

On January 15, 2015 Regen Biopharma, Inc. amended Article 3 of its Certificate of Incorporation to be and read as follows:

3. Authorized Shares:

The aggregate number of shares, which the corporation shall have authority to issue, shall consist of 500,000,000 shares of Common Stock having a $.0001 par value, and 100,000,000 shares of Preferred Stock having a $.0001 par value.

The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.”

On January 15, 2015 Regen Biopharma, Inc., (“Regen”) filed a CERTIFICATE OF DESIGNATION ("Certificate of Designations") with the Nevada Secretary of State setting forth the preferences rights and limitations of a newly authorized series of preferred stock designated and known as "Series A Preferred Stock" (hereinafter referred to as "Series A Preferred Stock").

The Board of Directors of Regen have authorized 90,000,000 shares of the Series A Preferred Stock, par value $0.0001. With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Series A Preferred Stock shall be entitled to cast that number of votes which is equivalent to the number of shares of Series A Preferred Stock owned by such holder times one . Except as otherwise required by law holders of Common Stock, other series of Preferred issued by the Corporation, and Series A Preferred Stock shall vote as a single class on all matters submitted to the stockholders.

Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of Regen (the “Board”) out of funds legally available therefore, non-cumulative cash dividends of $0.01 per quarter. In the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock , the holders of Series A Preferred Stock as of the record date established by the Board for such dividend or distribution on the Common Stock shall be entitled to receive, as additional dividends (the “Additional Dividends”) an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such holder would have received had each share of the Series A Preferred Stock been one share of the Common Stock, such Additional Dividends to be payable on the same payment date as the payment date for the Common Stock.

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a “Liquidation”), before any distribution or payment shall be made to any of the holders of Common Stock or any other series of preferred stock, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to $0.01 per share of Series A Preferred (the “Liquidation Amount”) plus all declared and unpaid dividends thereon, for each share of Series A Preferred held by them.

If, upon any Liquidation, the assets of Regen shall be insufficient to pay the Liquidation Amount, together with declared and unpaid dividends thereon, in full to all holders of Series A Preferred, then the entire net assets of Regen shall be distributed among the holders of the Series A Preferred, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Board), or both, at the election of the Board.

Item 9.01 Exhibits.

Exhibit No.	Description of Exhibit
10.1	Agreement
10.2	Christine Agreement
10.3	Amendment to sublease
99.1	Certificate of Designations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bio Matrix Scientific Group, Inc.

Dated: January 20, 2015	By: /s/ David Koos
David Koos
Chief Executive Officer